Exhibit 5.1

December 18, 2019

Tilray, Inc.

1100 Maughan Road

Nanaimo, BC, Canada V9X IJ2

Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Tilray, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,134,431 shares of the Company’s Class 2 Common Stock, par value $0.0001 per share (the “Shares”), pursuant to the Privateer Holdings, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), which has been assumed by the Company.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, as amended and as currently in effect, (c) the 2011 Plan and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2011 Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Alan D. Hambelton
Alan D. Hambelton

Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, WA 98101-1355

t: (206) 452-8700 f: (206) 452-8800 cooley.com